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February 12, 1996



Mr. Robert James Otto
1801 Piedras Circle
Danville, California  94526



Re: Monterey Pasta Company
    Compensation Package


Dear Bob:

It certainly was a pleasure spending some time with you last week reflecting on your distinguished career, and most importantly, how you may fit into the ever-growing and challenging agenda of Monterey Pasta Company. To that extent, I wish to confirm in this letter the Company's offer of employment to you. The material terms of your employment with the Company are as follows:

1.  Title:  Executive Vice President

2.  Base Salary:  $150,000.00 per annum

3. Commencement Date: February 12, 1996. Due to personal reasons, we understand and agree to maintain the confidentiality of your employment with Monterey Pasta Company until after April 1, 1996, after which date we understand that we may publicly announce your employment with the Company as Executive Vice President. We agree that your base salary and benefits will be made retroactive to February 12, 1996.

4.  Bonus Plan:  To be formulated

5.  Auto Allowance:  $400.00 per month

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6.  Stock Options:  50,000 shares, to be vested ratably over a three-year period. The terms and conditions of the grant and exercise of such option, subject to Board approval, will be addressed specifically in an agreement in substantially the form attached hereto as EXHIBIT A. The Company will maintain an effective registration of the shares subject to such option throughout the period in which any options are exercisable.

7. 401(k) Plan: The Company is presently analyzing several proposals and intends to implement such a program in the near future. As soon as management has approved the program, the Company will advise you so that you may participate.

8. Other Benefits: The Company will provide standard medical, dental, disability/life insurance coverage and reimbursement for business related travel and entertainment expenses in accordance with the Company's policy for senior executives (see enclosed materials).

9. Vacation/Holidays: Vacations and holidays are per standard Company policy for senior management executives.

We look forward to working with you to grow the Company!

Please indicate your acceptance and agreement of the foregoing by signing below.


Sincerely,



/s/NORMAN E. DEAN
Norman E. Dean
Chief Executive Officer and President



cc:  David J. Massara
    Carolyn Mar
    Wanda Schwartz


ACCEPTED AND AGREED TO THIS 12TH DAY OF FEBRUARY, 1996.



/S/ ROBERT J. OTTO
- ------------------
Robert James Otto


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